Exhibit 99.1

COMBINATORX AND FOVEA ENTER INTO COLLABORATION TO DEVELOP NOVEL OPHTHALMIC THERAPEUTICS BUILT FROM SYNERGISTIC DRUG COMBINATIONS

Collaboration To Leverage CombinatoRx Approach And Fovea Expertise To Provide New Product Candidates And Commercial Territories To Both Companies

BOSTON, MA and PARIS, FRANCE – January 31, 2006 – CombinatoRx, Incorporated (NASDAQ: CRXX) and Fovea Pharmaceuticals SA today announced a collaboration for the potential development and commercialization of combination drugs to treat ophthalmic diseases.  The agreement unites CombinatoRx’s leadership in the systematic discovery of novel combination drug candidates with Fovea’s drug development resources and expertise in the field of ophthalmic therapeutics.

“Fovea is dedicated to creating the next generation of drugs to treat disorders of the eye and we look forward to working with their development team to advance CombinatoRx’s product candidates into the ophthalmic space,” said Alexis Borisy, President and CEO of CombinatoRx.  “This deal exemplifies the continued execution of our strategy to capture the value created by CombinatoRx’s portfolio of product candidates and provides an innovative and financially compelling way to mobilize into a new specialty business.  In this deal we access specialty development expertise, non-dilutive capital and retain significant product rights.”

“This exciting relationship allows us to immediately leverage our preclinical and clinical team and scientific capabilities by seeking to create novel ophthalmic drugs built from CombinatoRx synergistic combinations,” said Bernard Gilly, Co-Founder CEO and Chairman of Fovea.  “In addition, this deal is consistent with our strategy of building a fully integrated ophthalmology franchise. This collaboration will result in Fovea receiving important marketing rights to anchor our future commercial business in exchange for our development investment.”

Under the terms of the agreement, Fovea has agreed to fund and conduct pre-clinical and clinical development of combination drug candidates it selects from the CombinatoRx portfolio, including creating ophthalmic formulations.  Fovea has agreed to develop promising combination candidates up to the start of Phase III clinical trials.  In exchange for Fovea’s development investment, CombinatoRx will grant to Fovea exclusive commercial rights to selected products in Europe and certain additional countries.

CombinatoRx will jointly own new intellectual property and data generated by Fovea up to Phase III trials and retains the rights to develop and commercialize the ophthalmic products in North America and certain other countries. The parties will have co-exclusive rights in Japan and Taiwan. CombinatoRx and Fovea may choose to jointly pursue Phase III trials and regulatory approval of the product candidates in preparation for launch in their respective territories.

Under the agreement, CombinatoRx will also grant to Fovea an exclusive worldwide license to certain preclinical drug combinations to treat allergic and inflammatory diseases of the front of the eye.  For these licensed compounds, CombinatoRx is eligible to receive up to approximately $20 million in upfront and development and regulatory milestone payments for the first product candidate successfully developed, and an additional milestone payment for the approval of a product in an additional indication.  CombinatoRx is also eligible to receive royalties for each licensed product commercialized by Fovea.

COMBINATORX 650 Albany Street, Boston MA 02118

Ph: 617 425 7000   Fax: 617 425 7010   www.combinatorx.com

FOVEA PHARMA 3-5 Impasse Reille, Paris France 75014

Ph : +33144164243 Fax : +33144164240 www.fovea-pharma.com

About CombinatoRx

CombinatoRx, Incorporated is a biopharmaceutical company focused on developing new medicines built from synergistic combinations of approved drugs, designed to attack disease on multiple fronts. CombinatoRx applies its proprietary combination drug discovery technology to identify new combination product candidates in a number of disease areas, including immuno-inflammatory disease, oncology, metabolic disease, neurodegenerative disease, and infectious disease. By applying our proprietary screening technology, we have discovered and advanced into clinical trials a portfolio of seven product candidates targeting multiple diseases. For further information, please visit the CombinatoRx website at www.combinatorx.com

About Fovea Pharmaceuticals SA

Fovea Pharmaceuticals SA (Fovea) is a Paris-based biopharmaceutical company specialized in development and commercialization of drugs for the treatment of ocular diseases (dry eye, age-related macular degeneration, retinitis pigmentosa, diabetic retinopathy), with a special focus on retinal pathologies.  Created in May 2005, Fovea has a highly experienced board and management team, including Bernard Gilly, Chairman and CEO, Professor José-Alain Sahel, Chief Scientific Advisor, and Pierre Bélichard, COO.  Fovea has been funded by five leading European investors led by Sofinnova Partners and including Abingworth Management, The Wellcome Trust, GIMV and Crédit Agricole Private Equity.  Fovea raised a Series A financing round of $25 million (€20.5million) in November 2005.  For further information, please visit the Fovea website at www.fovea-pharma.com

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning CombinatoRx, its and Fovea’s plans for research and development, the performance of CombinatoRx and Fovea under the research and license agreement, its drug discovery technology, and its collaboration strategy. These forward-looking statements about future expectations, plans and prospects of CombinatoRx involve significant risks, uncertainties and assumptions, including risks related to the unproven nature of the Company’s drug discovery technology, the Company’s and Fovea’s ability to initiate and successfully complete clinical trials of product candidates, potential difficulty and delays in obtaining regulatory approval for the sale and marketing of its product candidates, the Company’s ability to obtain additional funding for its research and development, the ability of CombinatoRx and Fovea to successfully perform under the research and license agreement and those other risks that can be found in the “Risk Factors” section of CombinatoRx’s Registration Statement on Form S-1 on file with the Securities and Exchange Commission. No forward-looking statement can be guaranteed and actual results may differ materially from those CombinatoRx projects.

In addition, the forward-looking statements included in this press release represent CombinatoRx’s views as of the date of this release. CombinatoRx anticipates that subsequent events and developments will cause its views to change. However, while CombinatoRx may elect to update these forward-looking statements at some point in the future, CombinatoRx specifically disclaims any obligation to do so, other than as required by applicable law. These forward-looking statements should not be relied upon as representing CombinatoRx’s views as of any date subsequent to the date of this release.

(c) 2006 CombinatoRx, Incorporated. All rights reserved.

Contacts: CombinatoRx, Incorporated	Fovea Pharmaceuticals SA
Robert Forrester	Catherine Viard
Executive Vice President,	Admin & Finance Manager
Chief Financial Officer
1-617-425-7100	+33144164243
rforrester@combinatorx.com	info@fovea-pharma.com
Press Contact : EuroRSCG C&O
Marie Carole de Groc
+33158479507
marie-carole.de-groc@eurorscg.fr

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